Exhibit 99.1

FOR IMMEDIATE RELEASE

RVL Pharmaceuticals plc Reports Fourth Quarter and Full Year 2022 Financial Results; Provides Commercial Update

-- RVLP records exceptional year-over-year growth with UPNEEQ® launch into the medical aesthetics market --

-- Full year 2022 total revenues of $49.7 million, an increase of $32.2 million, or 184%, over 2021 --

-- Full year 2022 UPNEEQ net product sales of $34.2 million, an increase of $26.7 million, or 356%, over 2021 --

-- Preliminary fourth quarter 2022 UPNEEQ net product sales were $12.1 million; refinement to revenue methodologies results in final fourth quarter 2022 UPNEEQ net product sales of $9.8 million, an increase of $6.7 million, or 216%, over 2021; $2.3 million now recognized in first quarter 2023 --

BRIDGEWATER, N.J., March 20, 2023 – RVL Pharmaceuticals plc (Nasdaq: RVLP) (“RVL” or the “Company”), a specialty pharmaceutical company, today announced financial results and business highlights for the three months and full year ended December 31, 2022.

“Net product sales of UPNEEQ (oxymetazoline hydrochloride ophthalmic solution), 0.1%, the first and only FDA-approved ophthalmic solution for acquired blepharoptosis, or droopy eyelids, have continued to grow, and we are pleased with the significant progress we made during 2022. In a very short time, we have made significant inroads into both the eye care and medical aesthetics markets and have essentially created a new category for this novel product. In fact, it’s important to note that our fourth quarter 2022 orders in aesthetics were comprised of approximately 50% reorders, demonstrating clear traction within our customer base,” stated Brian Markison, Chief Executive Officer of RVL.

“UPNEEQ is well positioned as a first-in-class cash pay product with no direct competition. Our model is designed to optimize patient and provider access across multiple channels: eye care, medical aesthetics, and now telemedicine, which we believe caters to a segment of the population that is reluctant to visit a clinician. As we look ahead, we are focused on two near-term imperatives: the rollout of Elevate, our next-generation e-commerce portal, which will enable subscription options, and business development. We have attracted an outstanding sales and leadership team working to grow UPNEEQ, and we believe that it is only natural to leverage our footprint,” continued Markison.

“Our expected rollout of a new e-commerce platform, and our expansion into telemedicine are exciting new steps designed to build momentum. We have continued to expand our outreach both to providers and consumers, whose response to our unique product has been overwhelmingly positive,” concluded Markison.

Operating Highlights

●	Launched into the medical aesthetics market in February 2022 and ended the year with approximately 4,300 new customer practices having ordered UPNEEQ.

●	Expanded our aesthetics sales team to end 2022 with sales coverage in approximately 70 territories.

●	Recently surpassed milestone of 20,000 cumulative unique pharmacy-paid prescribers.

●	Selectively opened a telemedicine channel beginning in the third quarter of 2022.

Preliminary UPNEEQ Net Product Sales – Update

On January 9, 2023, the Company announced preliminary fourth quarter and full year 2022 UPNEEQ net product sales of approximately $12.1 million and $36.5 million, respectively. These estimates included the recognition of $2.3 million of net product sales from our Direct Dispense program pursuant to which UPNEEQ is sold directly to physician practices and, more recently, to telemedicine partners. From inception, the Company recognized revenues related to its Direct Dispense program upon shipment to the customer by its third-party logistical partner. As sales volumes have grown, and the fourth quarter of 2022 is the first period with material Direct Dispense shipments to cross the period end, the Company has decided to refine its methodologies and, starting with the fourth quarter of 2022, the Company is recognizing Direct Dispense revenues upon delivery to the end customer. There is not a material impact to any previously reported period. As a result, $2.3 million of net product sales that were included in the Company’s preliminary estimates of fourth quarter and full year 2022 UPNEEQ net product sales will now be recognized in the first quarter of 2023. These sales were all supported by firm unconditional purchase orders, have since been paid for in full and have been received by end customers. This change in the Company’s methodologies does not impact management’s expectations for future growth of UPNEEQ.

Fourth Quarter 2022 Financial Highlights

●	UPNEEQ net product sales were $9.8 million, an increase of $6.7 million, or 216%, over the fourth quarter of 2021.

●	Loss from continuing operations was $(18.3) million. Adjusted EBITDA[1] loss was $(9.3) million, an improvement of $5.9 million when compared to a loss of $(15.2) million in the fourth quarter of 2021.

●	At December 31, 2022, cash and cash equivalents were $44.5 million and long-term debt had an aggregate principal amount of $75.0 million.

1 Adjusted EBITDA is a non-GAAP financial measurement, see “Presentation of Non-GAAP Financial Measures.”

Fourth Quarter 2022 Financial Results

Net product sales, relating entirely to sales of UPNEEQ, increased by $6.7 million to $9.8 million for the three months ended December 31, 2022, as compared to $3.1 million for the three months ended December 31, 2021, primarily due to higher volumes of UPNEEQ sold.

Total cost of goods sold increased by $1.5 million to $2.6 million for the three months ended December 31, 2022, as compared to $1.1 million for the three months ended December 31, 2021. The year over year increase in cost of goods sold was primarily driven by higher sales volumes.

Gross profit percentage from net product sales was 74% for the three months ended December 31, 2022, as compared to 58% for the three months ended December 31, 2021, primarily reflecting improved overhead absorption driven by higher volumes and more favorable average selling prices in the 2022 period.

Selling, general and administrative expenses decreased by $6.1 million to $17.6 million for the three months ended December 31, 2022, as compared to $23.7 million for the three months ended December 31, 2021. The year over year decrease in selling, general and administrative expenses was primarily influenced by a $3.3 million decrease from debt and equity issuance fees unique to the 2021 period, a $2.4 million decrease from foreign currency translation expense unique to the 2021 period, and $1.4 million in lower legal and other professional fees, partially offset by higher marketing expenses associated with the launch of UPNEEQ.

Research and development expenses decreased by $0.2 million to $0.9 million for the three months ended December 31, 2022, as compared to $1.1 million for the three months ended December 31, 2021. The year over year decrease in R&D expenses primarily reflects lower spending related to medical grant activity.

Impairment of intangible assets was $13.3 million for the three months ended December 31, 2022, due to a write-down to fair value for arbaclofen ER, an indefinite-lived in-process research and development asset, due to delays and potentially increased costs in the anticipated launch of the product candidate.

Total other non-operating activities were a source of income of $5.9 million and $3.3 million for the three months ended December 31, 2022 and 2021, respectively, largely reflecting $5.1 million and $4.6 million, respectively, in aggregate gains recognized from the change in fair value of the Company’s debt and warrant liability.

Loss from continuing operations for the three months ended December 31, 2022 was $(18.3) million, compared to $(19.7) million for the three months ended December 31, 2021. Adjusted EBITDA Loss for the three months ended December 31, 2022 was $(9.3) million, compared to $(15.2) million for the three months ended December 31, 2021.

Full Year 2022 Financial Highlights

●	UPNEEQ net product sales were $34.2 million, an increase of $26.7 million, or 356%, over 2021. Total revenues were $49.7 million, an increase of $32.2 million, or 184%, over 2021.

●	Loss from continuing operations was $(51.7) million. Adjusted EBITDA Loss was $(50.9) million, an improvement of $9.8 million when compared to $(60.7) million in 2021.

Full Year 2022 Financial Results

Net product sales increased by $26.7 million to $34.2 million for the year ended December 31, 2022, as compared to $7.5 million for the year ended December 31, 2021, primarily due to higher volumes of UPNEEQ sold, reflecting expanded commercialization into eye care markets and, effective February 2022, the medical aesthetics market.

Total revenues increased by $32.2 million to $49.7 million for the year ended December 31, 2022, from $17.5 million for the year ended December 31, 2021, primarily due to higher volumes of UPNEEQ sold and higher licensing revenue from Santen.

Royalty and licensing revenue increased by $5.5 million to $15.5 million for the year ended December 31, 2022, as compared to $10.0 million for the year ended December 31, 2021, primarily due to changes in milestone revenues recognized under our license agreement with Santen.

Total cost of goods sold increased by $5.9 million to $9.5 million for the year ended December 31, 2022, as compared to $3.6 million for the year ended December 31, 2021. The year over year increase in cost of goods sold was primarily driven by $3.7 million in higher product costs for UPNEEQ due to higher sales volume and by $2.3 million relating to increased royalties and contingent milestone payments due under an intellectual property license agreement, each attributable to sales of UPNEEQ.

Gross profit percentage was 81% for the year ended December 31, 2022, as compared to 79% for the year ended December 31, 2021, primarily due to higher licensing revenues in 2022 compared to 2021. Excluding licensing revenues, gross profit percentage from net product sales was 72% and 52% in the 2022 and 2021 periods, respectively, reflecting improved overhead absorption driven by higher volumes and more favorable average selling prices in the 2022 period.

Selling, general and administrative expenses decreased by $5.5 million to $82.0 million for the year ended December 31, 2022, as compared to $87.5 million for the year ended December 31, 2021. The year over year decrease in selling, general and administrative expenses was primarily influenced by $8.4 million in lower legal and other professional fees, $2.4 million in lower share-based compensation expense, $1.1 million in lower debt and equity issuance and transactional fees and $0.7 million in lower restructuring related expenditures, partially offset by $6.9 million in higher net compensation costs primarily for our expanded salesforce and $0.8 million of higher credit card fees.

Research and development expenses decreased by $2.9 million to $4.0 million for the year ended December 31, 2022, as compared to $6.9 million for the year ended December 31, 2021. The year over year decrease in R&D expenses primarily reflects $1.2 million in lower project spending, $0.3 million in lower share-based compensation expense and $1.2 million in restructuring expenses particular to the 2021 period.

Impairments of intangible assets were $13.3 million and $7.9 million for the years ended December 31, 2022 and 2021, respectively, due to write-downs to fair value for arbaclofen ER, an indefinite-lived in-process research and development asset, due to delays in the anticipated launch of the product candidate.

Total other non-operating activities were a source of income of $7.3 million for the year ended December 31, 2022, largely reflecting $5.0 million in contingent gains earned subsequent to the sale of the legacy business to Alora Pharmaceuticals and $4.2 million in aggregate gains recognized from the change in fair value of the Company’s debt and warrant liability, partially offset by $3.1 million of amortization expense from a financial commitment asset. Total other non-operating activities were a source of income of $0.2 million for the year ended December 31, 2021.

Loss from continuing operations in 2022 was $(51.7) million, compared to $(82.8) million in 2021. Adjusted EBITDA Loss in 2022 was $(50.9) million, compared to $(60.7) million in 2021.

Liquidity

At December 31, 2022, the Company had cash and cash equivalents of $44.5 million and long-term debt with aggregate principal amounts of $75.0 million, which are reflected on its balance sheet at fair value of $55.5 million.

Presentation of Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) throughout this press release, we also present Adjusted EBITDA, which is a non-GAAP financial measurement. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (or “EBITDA”) adjusted for (i) non-operating income or expense and (ii) the impact of certain non-cash, non-recurring or other items that are included in loss from continuing operations and EBITDA that we do not consider indicative of our ongoing operating performance. In particular, our measurement of Adjusted EBITDA excludes the following from EBITDA: licensing-related revenues, net of transaction costs, divestiture-related contingent milestone payments, net of fees, changes in the fair value of our debt and interest expense and warrants recognized through earnings, gains or losses on the sale of product rights, impairments of intangible assets, asset disposal charges, debt financing costs, share-based compensation expense, severance expenses, foreign currency translation, legal settlements and expenses and other expenses.

We use Adjusted EBITDA for business planning purposes, in assessing our performance and in measuring our performance relative to that of our competitors. We also believe that Adjusted EBITDA provides investors with useful information to understand our operating results and analyze financial and business trends on a period-to-period basis. Adjusted EBITDA has important limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. Our definition of Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA is reconciled from income or loss from continuing operations, the most comparable GAAP financial measure, in the attached table “RVL Pharmaceuticals plc - GAAP to Non-GAAP Reconciliations” at the end of this press release.

Forward-Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “targets,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and other events, particularly relating to sales of UPNEEQ, FDA and other regulatory applications, approvals and actions, the rollout of our new eCommerce platform and the expansion into telemedicine, the continuation of historical trends, our ability to manage costs and service our debt and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following: UPNEEQ’s ability to reach market acceptance by clinicians and patients; our ability to successfully commercialize UPNEEQ; our customers’ willingness to pay the price we charge for UPNEEQ; the results of our marketing and sales expenditures; our dependence on third-party suppliers and distributors for UPNEEQ; UPNEEQ’s ability to produce its intended effects; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on March 30, 2022, our Quarterly Report on Form 10-Q filed on November 10, 2022, and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Conference Call

As previously announced, RVL management will host its fourth quarter 2022 financial results conference call as follows:

Date:	Monday, March 20, 2023
Time:	8:30 a.m. ET
Toll free (U.S.):	800-343-4136
International:	203-518-9814
Webcast (live and replay):	ir.rvlpharma.com under the “Investors & News” section

A replay of the conference call will be available for two weeks after the call's completion by dialing 888-215-1487 (U.S.) or 402-220-4938 (International) and entering conference call ID RVLQ422. The webcast will be archived for 30 days at the aforementioned URL.

IMPORTANT SAFETY INFORMATION

INDICATION

UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1% is indicated for the treatment of acquired blepharoptosis in adults.

WARNINGS AND PRECAUTIONS

●	Ptosis may be associated with neurologic or orbital diseases such as stroke and/or cerebral aneurysm, Horner syndrome, myasthenia gravis, external ophthalmoplegia, orbital infection and orbital masses. Consideration should be given to these conditions in the presence of ptosis with decreased levator muscle function and/or other neurologic signs.

●	Alpha-adrenergic agonists as a class may impact blood pressure. Advise UPNEEQ patients with cardiovascular disease, orthostatic hypotension, and/or uncontrolled hypertension or hypotension to seek medical care if their condition worsens.

●	Use UPNEEQ with caution in patients with cerebral or coronary insufficiency or Sjögren’s syndrome. Advise patients to seek medical care if signs and symptoms of potentiation of vascular insufficiency develop.

●	UPNEEQ may increase the risk of angle closure glaucoma in patients with untreated narrow-angle glaucoma. Advise patients to seek immediate medical care if signs and symptoms of acute narrow-angle glaucoma develop.

●	Patients should not touch the tip of the single patient-use container to their eye or to any surface, in order to avoid eye injury or contamination of the solution.

ADVERSE REACTIONS

Adverse reactions that occurred in 1-5% of subjects treated with UPNEEQ were punctate keratitis, conjunctival hyperemia, dry eye, blurred vision, instillation site pain, eye irritation and headache.

DRUG INTERACTIONS

●	Alpha-adrenergic agonists, as a class, may impact blood pressure. Caution in using drugs such as betablockers, anti-hypertensives, and/or cardiac glycosides is advised. Caution should also be exercised in patients receiving alpha adrenergic receptor antagonists such as in the treatment of cardiovascular disease, or benign prostatic hypertrophy.

●	Caution is advised in patients taking monoamine oxidase inhibitors which can affect the metabolism and uptake of circulating amines.

About RVL Pharmaceuticals plc

RVL Pharmaceuticals plc is a specialty pharmaceutical company focused on the commercialization of UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1%, for the treatment of acquired blepharoptosis, or low-lying eyelid, in adults. UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.

Investor and Media Relations for RVL Pharmaceuticals plc

Lisa M. Wilson
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

-Financial Tables Follow-

RVL Pharmaceuticals plc

Consolidated Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$44,543	$40,444
Accounts receivable and other receivables	3,031	2,133
Inventories, net	784	838
Prepaid expenses and other current assets	8,617	12,901
Financial commitment asset	—	3,063
Total current assets	56,975	59,379
Property, plant and equipment, net	1,276	866
Operating lease assets	512	1,368
Indefinite-lived intangible assets	13,900	27,210
Goodwill	55,847	55,847
Total assets	$128,510	$144,670

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$2,407	$3,777
Accrued liabilities	15,395	13,077
Current portion of debt	1,432	2,409
Current portion of obligations under finance leases	10	5
Current portion of lease liability	435	839
Income taxes payable - current portion	44	1
Total current liabilities	19,723	20,108
Long-term debt (measured at fair value and representing $75,000 and $55,000 of aggregate unpaid principal at December 31, 2022 and December 31, 2021, respectively)	55,500	43,800
Warrant liability	1,951	3,220
Long-term portion of obligation under finance leases	18	—
Long-term portion of lease liability	94	592
Income taxes payable-long term portion	70	66
Deferred taxes	61	151
Total liabilities	77,417	67,937
Commitments and contingencies
Shareholders' equity:
Ordinary shares	992	833
Additional paid in capital	619,323	591,730
Accumulated deficit	(569,222)	(517,530)
Accumulated other comprehensive income	—	1,700
Total shareholders' equity	51,093	76,733
Total liabilities and shareholders' equity	$128,510	$144,670

RVL Pharmaceuticals plc

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net product sales	$9,807	$3,060	$34,221	$7,511
Royalty and licensing revenue	—	(200)	15,500	9,990
Total revenues	9,807	2,860	49,721	17,501
Cost of goods sold	2,560	1,083	9,456	3,618
Gross profit	7,247	1,777	40,265	13,883
Selling, general and administrative expenses	17,601	23,694	81,979	87,463
Research and development expenses	884	1,141	3,966	6,930
Impairments of intangible assets	13,310	—	13,310	7,880
Total operating expenses	31,795	24,835	99,255	102,273
Operating loss before gain on sales of product rights, net	(24,548)	(23,058)	(58,990)	(88,390)
Gain on sales of product rights, net	—	—	—	5,636
Operating loss	(24,548)	(23,058)	(58,990)	(82,754)
Interest expense and amortization of debt discount	15	1,286	3,110	3,036
Change in fair value of debt and interest expense	1,900	982	(2,857)	982
Change in fair value of warrants	(6,975)	(5,571)	(1,269)	(5,571)
Other non-operating (income) expense, net	(884)	21	(6,262)	1,333
Total other non-operating income	(5,944)	(3,282)	(7,278)	(220)
Loss before income taxes	(18,604)	(19,776)	(51,712)	(82,534)
Income tax (benefit) expense, continuing operations	(285)	(100)	(20)	315
Loss from continuing operations	(18,319)	(19,676)	(51,692)	(82,849)
Gain (loss) on sales of discontinued operations	—	(311)	—	4,062
Income (loss) from discontinued operations before income taxes	—	(649)	—	13,570
Income tax benefit, discontinued operations	—	914	—	297
Income (loss) from discontinued operations, net of tax	—	(46)	—	17,929
Net loss	$(18,319)	$(19,722)	$(51,692)	$(64,920)
Reclassification adjustment of cumulative foreign currency translation losses to earnings	—	2,229	—	2,229
Change in fair value of debt due to change in credit risk	—	1,700	(1,700)	1,700
Other comprehensive income (loss)	-	3,929	(1,700)	3,929
Comprehensive loss	$(18,319)	$(15,793)	$(53,392)	$(60,991)
(Loss) earnings per ordinary share:
Basic and diluted, continuing operations	$(0.18)	$(0.24)	$(0.58)	$(1.23)
Basic and diluted, discontinued operations	$-	$-	$-	$0.27
Basic and diluted	$(0.18)	$(0.24)	$(0.58)	$(0.96)
Weighted average ordinary shares outstanding:
Basic and diluted	99,157,449	80,874,401	89,797,357	67,354,336

RVL Pharmaceuticals plc

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss from continuing operations	$(51,692)	$(82,849)
Net income from discontinued operations	—	17,929
Net loss	(51,692)	(64,920)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	375	8,175
Share compensation	4,070	7,594
Reclassification adjustment of cumulative foreign currency translation losses to earnings	—	2,229
Change in fair value of debt	(10,000)	(318)
Change in fair value of warrants	(1,269)	(5,571)
Impairments of intangible assets	13,310	7,880
Deferred income tax benefit	(90)	(194)
(Gain) loss on sale of fixed and leased assets	(878)	1,180
Gain on sales of product rights, net	—	(5,636)
Gain on sales of discontinued operations	—	(4,062)
Amortization of deferred financing and loan origination fees	3,063	1,606
Write off of deferred financing and loan origination fees	—	1,462
Financing fees recognized in earnings associated with debt	914	3,306
Change in operating assets and liabilities:
Accounts receivable and other receivables	(898)	7,108
Inventories, net	54	2,595
Prepaid expenses and other current and non-current assets	4,283	(6,198)
Trade accounts payable	(1,370)	(134)
Accrued and other current liabilities	2,318	(10,834)
Net cash used in operating activities	(37,810)	(54,732)
Cash Flows from Investing Activities:
Proceeds from product rights disposal	—	7,300
Proceeds from discontinued operations	—	110,845
Proceeds from sale of fixed and leased assets	878	90
Purchase of property, plant and equipment	(752)	(1,782)
Net cash provided by investing activities	126	116,453
Cash Flows from Financing Activities:
Payments on finance lease obligations	(9)	(37)
Proceeds from insurance financing loan	1,724	3,317
Payments on insurance financing loan	(2,700)	(909)
Payments for taxes related to net share settlement of share-based awards	(143)	(783)
Proceeds from issuance of debt, net of issuance costs	19,086	51,795
Proceeds from issuance of ordinary shares, net of issuance costs	23,634	32,414
Proceeds from issuance of ordinary shares under the ESP Plan	191	233
Debt repayments	—	(221,360)
Net cash provided by (used in) financing activities	41,783	(135,330)
Net change in cash and cash equivalents	4,099	(73,609)
Cash and cash equivalents, beginning of period	40,444	114,053
Cash and cash equivalents, end of period	$44,543	$40,444

RVL Pharmaceuticals plc

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Loss from continuing operations	$(18,319)	$(19,676)	$(51,692)	$(82,849)
Interest expense and amortization of debt discount	15	1,286	3,110	3,036
Income tax (benefit) expense, continuing operations	(285)	(100)	(20)	315
Depreciation and amortization expense, continuing operations	101	108	375	1,593

EBITDA	(18,488)	(18,382)	(48,227)	(77,905)

Licensing-related revenues, net of transaction costs(1)	—	—	(15,000)	—
Divestiture-related contingent milestone payments, net of fees(2)	—	—	(4,850)	—
Change in fair value of debt and interest expense(3)	1,900	982	(2,857)	982
Change in fair value of warrants(3)	(6,975)	(5,571)	(1,269)	(5,571)
Gain on sales of product rights(4)	—	—	—	(5,636)
Impairments of intangible assets(5)	13,310	—	13,310	7,880
Asset disposal charge(6)	—	—	—	1,245
Debt and equity financing costs(7)	—	3,306	914	3,306
Share-based compensation expense, continuing operations	894	1,015	4,070	6,975
Severance expense	-	246	2,830	4,902
Foreign currency translation	23	2,387	92	1,568
Legal settlements and expenses	—	760	—	1,372
Other	16	24	103	139
Adjusted EBITDA Loss	$(9,320)	$(15,233)	$(50,884)	$(60,743)

(1) - Includes $15,500 in licensing revenue recognized in connection with an amendment of our License Agreement with Santen, effective March 31, 2022, net of a $500 transaction fee expense classified in selling, general and administrative expenses.

(2) - Includes $5,000 in contingent gains related to milestone payments earned subsequent to the sale of our legacy business to Alora Pharmaceuticals, net of $150 in consent fees classified in selling, general and administrative expenses. The fees were incurred with our lendor upon the issuance of waivers of mandatory repayments of debt.

(3) - Our senior secured notes issued under our Note Purchase Agreement, a material component of long-term debt, and our warrant liabilities, a material component of total liabilities have each been measured and carried at fair value since their issuance in October 2021. Changes in the fair value of debt and warrants that are accounted for at fair value, inclusive of related accrued interest expense in respect of debt, are presented as periodic gains or losses in our consolidated statements of operations and comprehensive loss.

(4) - Relates to our sale of global rights to Osmolex ER to Adamas Pharmaceuticals, Inc., which closed in January 2021 and resulted in our recognition of a gain of $5,636.

(5) - Relates to impairment charges recognized upon delays in anticipated commercialization of arbaclofen extended release tablets.

(6) - Relates to restructuring charges associated with a curtailment of Argentinian operations, specifically asset disposal costs related to leasehold improvements at our former Buenos Aires location.

(7) - Relates to debt and equity issuance costs associated with an amendment of our note purchase agreement in August 2022 and with respect to the October 2021 equity offering and debt refinancing, with all such expense being recorded within selling, general and administrative expenses.